Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2004, (February 22, 2005 as to Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 20), relating to consolidated financial statements and VSB Bancorp Inc. and subsidiaries (the "Company"), appearing in and incorporated by reference in the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP
New York, New York
March 18, 2005